Exhibit 10.2
RESIGNATION AGREEMENT
     This Resignation Agreement (“Agreement”) is entered into as of the 14th day of June, 2011 by and between Waste Management, Inc. (the “Company”), and Michael Jay Romans (“Romans”).
     This Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Agreement necessarily includes those persons and/or entities described in the foregoing sentence.
WITNESSETH:
     WHEREAS, Romans and the Company previously entered into that certain Employment Agreement dated January 25, 2007 (the “Employment Agreement”); and
     WHEREAS, Romans has been employed by and has served as Senior Vice-President, People since January 25, 2007; and
     WHEREAS, Romans has notified the Company of his desire to voluntarily resign from the Company without “Good Reason” as such term is defined in Section 5(d) and governed by Section 6(d) of the Employment Agreement; and
     WHEREAS, the parties now jointly desire to amend and supplement the employment relationship and the Employment Agreement effective immediately, on the terms and conditions hereinafter set forth; and
     NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Termination of Employment. Pursuant to Romans’ voluntary resignation from the Company without Good Reason (as defined in the Employment Agreement), the employment relationship between the Company and Romans will terminate on January 30, 2012 (“Employment Termination Date”).
     2. Post-Notification Employment With The Company. The Company shall continue to employ Romans, and Romans shall continue to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. The period of Romans’ continued employment with the Company under this Agreement shall commence on June 14, 2011, and shall continue until the Employment Termination Date (“Continued Employment Period”). During the Continued Employment Period, Romans shall perform such duties and have such responsibilities as may be assigned to him from time to time by the Company’s Executive Vice President — Growth, Innovation and Field Support. It is expressly agreed that

Romans’ duties and responsibilities during such Continue Employment Period shall be limited to providing advice and consulting support on executive-level projects as requested (including, but not limited to, transition and assisting and counseling his successor). Romans will not be expected to manage the day-to-day activities of the People Department. Romans is not required to be present at the Company’s offices unless specifically requested. The Company will reimburse Romans for all reasonable out-of-pocket business expenses incurred by Romans in accordance with the Company’s customary practices and policies. It is agreed that from the effective date of this Agreement until his resignation, Romans will not be precluded from performing work for any other entity as long as such work does not violate the terms of his Employment Agreement.
     It is expressly agreed that nothing in this Paragraph 2 (including, but not limited to, the change in Romans’ duties and responsibilities, the change in Romans’ reporting requirements, or any change in the geographic location of his work) shall in any way be interpreted or construed as a “Good Reason” event as defined in Section 5(d) of the Employment Agreement or otherwise require the Company to pay to Romans the post-employment severance amounts set forth in Section 6(e) of the Employment Agreement. It is Romans’ express intent to voluntarily resign from the Company without “Good Reason” in order that he may begin his retirement, and that the continued employment during the Continued Employment Period is to give Romans the opportunity to meet the requirements for a qualified “Retirement” under those certain Stock Option Award Agreements and Performance Share Unit Award Agreements discussed in Paragraph 4 below.
     3. Continued Employment Period Compensation and Benefits.
     (a) During the Continued Employment Period, the Company shall continue to pay Romans his base salary, currently set at the annual rate of Four Hundred Fourteen Thousand Twenty-Seven and 00/100ths Dollars ($414,027.00) (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice.
     (b) For calendar year 2011, Romans will continue to be eligible to participate in the Company’s annual incentive compensation plan. Romans’ target annual bonus will be seventy-five percent (75%) of his Base Salary (the “Target Bonus”). Romans’ actual annual bonus may range from 0% to 150% of his Base Salary, such determination based upon the achievement of certain Company financial performance goals, as may be established and approved by the Compensation Committee of the Company’s Board of Directors. Such bonus, if any, will be paid at such time as other similarly-situated executive employees are paid their bonuses in 2012. Romans must remain employed with the Company as of December 31, 2011 in order to be eligible to receive such bonus. Romans will not be eligible for any bonus for calendar year 2012.
     (c) During the Continued Employment Period, and subject to the terms of such plans, Romans shall continue to be eligible to participate in the Company’s group health and dental benefits plan, life insurance plan, and short-term and long-term disability plans generally made available to similarly-situated executive employees. Upon his termination of continued employment herein, Romans may elect COBRA participation for eighteen (18) months in the Company’s group health and/or dental insurance coverage to the same extent as he participated in such plans as of his employment termination date. Romans will be solely responsible for the timely payment of any COBRA premiums.
     (d) During the Continued Employment Period, Romans shall not be entitled to any other compensation or benefits for his employment with the Company. Romans will not receive any further grants of equity-based compensation after December 31, 2011.
     4. Acknowledgement of Previously-Granted Equity Awards. The parties acknowledge that Romans previously received stock option grants on or about March 9, 2010 and on or about March 9, 2011 pursuant to certain Stock Option Award Agreements. Both stock option grants were awarded pursuant to the Company’s 2009 Stock Incentive Plan. According to Section 2(b) of each Stock Option Award Agreement, if Romans’ termination of employment is due to “Retirement” (as defined therein), the options shall continue to become exercisable for three years following his termination of employment and once exercisable, shall remain exercisable for the three-year period following his termination of employment. The parties acknowledge and agree that if Romans continues his employment hereunder until January 26, 2012, then he will meet the definition of “Retirement” under the applicable Stock Option Award Agreement. The 2009 Stock Incentive Plan and the referenced March 9, 2010 and March 9, 2011 Stock Option Award Agreements are incorporated herein by reference as if fully set out verbatim. Notwithstanding anything herein to the contrary, the terms and conditions of the 2009 Stock Incentive Plan and the Stock Option Award Agreements shall govern.
     The parties further acknowledge that Romans previously received certain Performance Share Units (“PSU’s”) in calendar years 2009, 2010, and 2011 pursuant to certain Performance Share Unit Award Agreements. The parties acknowledge and agree that if Romans continues his employment hereunder until January 26, 2012, he will meet the definition of “Retirement” under each Performance Share Unit Award Agreement. Section 6 of each Performance Share Unit Award Agreement provides that upon “Retirement” by Romans, he shall be entitled to receive a prorated share of the PSU’s at the end of each respective Performance Period. The Performance Share Unit Award Agreements referenced in this paragraph are incorporated herein by reference as if fully set out verbatim. Notwithstanding anything herein to the contrary, the terms and conditions of the Performance Share Unit Award Agreements shall govern.
     5. Settlement and Acquisition of Goodwill. Romans waives and releases any and all claims that the restrictive covenants contained in Paragraph 10 of the Employment Agreement (the “Employment Agreement Restrictive Covenants”) are not enforceable or are against public policy. Romans covenants not to file a lawsuit or arbitration proceeding, pursue declaratory relief, or otherwise take any legal action to challenge the enforceability of the Employment Agreement Restrictive Covenants. The parties agree that the promise of continued employment and the compensation and benefits associated with same referred to in Paragraphs 2 and 3 are, in part, consideration for the settlement of all disputes regarding the enforceability and application of Employment Agreement Restrictive Covenants, and are payment for exclusive right to the business goodwill, trade secrets, and confidential information developed by Romans in the course of his employment with the Company. To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Romans will comply with the Employment Agreement Restrictive Covenants (incorporated herein by reference) for the periods of time set forth therein. It is specifically agreed that the two-year Restricted Term set forth in Paragraph 10 of the Employment Agreement and the restrictions provided for therein shall commence upon Romans’ termination of employment with the Company. In the event that the Company, in its sole discretion, determines that Romans has engaged in activities that violate the Employment Agreement Restrictive Covenants, the Company shall have the right to discontinue and terminate Romans’ employment. Such termination of employment shall be in addition to and shall not limit injunctive relief and/or any and all other rights and remedies that the Company may have against Romans under the Employment Agreement or this Agreement.
     6. Assistance and Cooperation. Romans agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any proceeding (including any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates to matters with which Romans was involved while he was an employee of the Company or with which he has knowledge. Romans agrees to render such cooperation in a timely fashion and to provide Company personnel and the Company’s counsel with the full benefit of his knowledge with respect to any such matter. The Company shall reimburse Romans for actual and reasonable costs and expenses, including reasonable attorneys fees, related to his assistance in such matters. Romans will remain an elected officer of the Company until the Employment Termination Date. Accordingly, Romans will be entitled to the benefit of the indemnity and expense reimbursement provisions in Article Eighth of the Company’s Third Amended and Restated Certificate of Incorporation and Article X of the Company’s Bylaws, all subject to the provisions thereof and to applicable Delaware law.
     7. Choice of Laws. This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     8. Severability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
     9. Complete Agreement. The parties hereto agree that the Employment Agreement (including any other amendments thereto) as modified by this Agreement, contains the full and final expression of their agreements with respect to the matters contained therein, and acknowledge that no other promises have been made to or by any of the parties that are not set forth in these Agreements.
     The parties agree that neither the offer of, nor the execution of, this Agreement will be construed as an admission of wrongdoing by anyone. Instead, this Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to make sure there are no unresolved issues between them.

     IN WITNESS WHEREOF, this Agreement is EXECUTED and EFFECTIVE as of the day set forth above.

MICHAEL JAY ROMANS (“Romans”)
/s/ Michael Jay Romans
Michael Jay Romans

WASTE MANAGEMENT, INC.
By:	/s/ David P. Steiner
David P. Steiner
Chief Executive Officer

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